Exhibit 1.01

Conflict Minerals Report of Under Armour, Inc.
Overview
This is the Conflict Minerals Report for Under Armour, Inc. (“Under Armour,” the “Company” or “we”, “us” or “our”) for calendar year 2023 in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), that requires Under Armour to perform certain procedures and disclose information about the use and origin of conflict minerals if these minerals are deemed to be necessary to the functionality or production of a product manufactured, or contracted to be manufactured. The minerals covered by these rules are commonly referred to as “conflict minerals” and include tin, tantalum, tungsten and gold (collectively “3TG”).
Our principal business activities are developing, marketing and distributing branded performance apparel, footwear and accessories for men, women and youth. Our performance products are engineered in many designs and styles for use in nearly every climate and are worn worldwide by athletes at all levels, from youth to professional, on various playing fields around the globe and by consumers with active lifestyles.
Apparel
Our apparel is offered in a variety of styles and fits intended to enhance comfort and mobility, regulate body temperature and improve performance regardless of weather conditions. Our apparel is engineered to replace non-performance fabrics in athletics and fitness applications with innovation and technologies designed and merchandised with various techniques and styles.
Footwear
Footwear includes products for running, training, basketball, cleated sports, recovery and outdoor applications.
Accessories
Accessories primarily includes the sale of athletic performance gloves, bags, headwear and socks.
License
We have agreements with licensees to develop certain Under Armour apparel, accessories and equipment. To maintain consistent brand quality, performance and compliance standards, our product, marketing, sales and quality assurance teams are involved in all steps of the design and go-to-market process. During 2023, our licensees offered collegiate apparel and accessories, baby and youth apparel, team uniforms, socks, underwear, lunch boxes, coolers, water bottles, eyewear and other specific hard goods equipment that feature performance advantages and functionality like our other product offerings.

Reasonable Country of Origin Inquiry
Under Armour performed an initial assessment and determined that certain of its products may contain conflict minerals. Based on this assessment, in accordance with Section 1502 and Rule 13p-1, Under Armour performed a “reasonable country of origin inquiry” (an “RCOI”) to determine which of the products that were in its supply chain after January 1, 2023 in fact contain conflict minerals, and whether these minerals were sourced from the Democratic Republic of Congo or adjoining countries (the “Covered Countries”) or came from recycled or scrap sources. As a result of the RCOI process, Under Armour has concluded in good faith that, during 2023 conflict minerals were necessary to the functionality or production of certain of its product offerings, components or subassemblies, are sourced from a global supply base, and visibility into the source of these minerals was not sufficient to determine their source of origin.
Due Diligence
For 2023, in accordance with Rule 13p-1, Under Armour performed due diligence from March 2024 through April 2024 to determine the impacted products and their suppliers, the source of conflict minerals in the Company’s product offerings, whether any originated from the Covered Countries and identify the smelters/refiners in Under Armour’s supply chain.
Under Armour’s due diligence measures conform in all material respects with the Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("CAHRAs"), Third Edition (the “OECD Framework”). The updated OECD Framework provides a framework for detailed due diligence as a basis for responsible supply chain management of all minerals with the objective of helping companies respect human rights and avoid contributing to conflict through their mineral sourcing practices. Under Armour continues to focus its due diligence on the 3TGs as required Section 1502 and Rule 13p-1 in the Democratic Republic of the Congo and surrounding countries (the "DRC Region"). Under Armour's due diligence measures include building conflict minerals awareness across the supply base and surveying all suppliers that are known to or may provide parts or products containing metal and/or conflict minerals.
Under Armour occupies a “downstream” position in the supply chain and follows the principles outlined in the OECD Framework for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to wholesalers and retailers of products, and includes companies such as Under Armour, as well as product and component manufacturers and retailers.
As a downstream purchaser, Under Armour’s due diligence cannot provide absolute assurance regarding the source and chain of custody of any conflict minerals in its products. Under Armour relies, to a large extent, on the information collected from its suppliers, which may be inaccurate or incomplete. A summary of Under Armour’s activities in line with the OECD Framework are outlined below.
Step 1: Establish strong company management systems:
Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: Under Armour's conflict minerals policy demonstrates the Company's commitment to responsible sourcing in conformance with the OECD Framework for minerals originating in the Covered Countries with the goal to purchase materials only from sources which do not support armed groups in the DRC Region and with expectations that the Company's suppliers will do the same.
Structure internal management systems to support supply chain due diligence: Under Armour has a governance model to oversee the implementation and ongoing management of its conflict minerals compliance program. The governance structure is comprised of the core team consisting of members of the Product Compliance & Extended Producer Responsibility (EPR) group.
Establish a system of controls and transparency over the mineral supply chain: On an annual basis, Under Armour evaluates parts and suppliers in the supply chain for potential conflict minerals risk. Supplier agreements require suppliers and licensees to provide information on their use and source of conflict minerals. Under Armour participates in an industry association to enhance transparency in the supply chain. Under Armour also documents key program decisions, processes, and procedures. Under Armour maintains conflict minerals records for a period of five years.
Strengthen company engagement with suppliers: Under Armour communicates its policy regarding conflict minerals to all Tier 1 suppliers and establishes expectations for their suppliers’ conflict minerals programs to enhance transparency in their supply chain and obtain their conflict minerals from sources which do not support armed groups in the DRC Region.
Establish a company level grievance mechanism: Under Armour is exploring implementing a 24-hour monitored feedback mechanism on its website available to all interested parties to provide information or voice their concerns regarding Under Armour’s sourcing and use of conflict minerals in its products.
Step 2: Identify and assess risks in the supply chain:
Identify high-risk parts and suppliers: On an annual basis, Under Armour analyzes parts or products for conflict minerals and assesses the risks they contained conflict minerals from the affected areas.
Survey the suppliers: Under Armour requires suppliers to complete a survey based on the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”). Suppliers certify that they will source responsibly and report annually on conflict minerals.
Collect and Review supplier responses: Under Armour reviews survey responses, validates them for completeness and sufficiency and follows up with suppliers as necessary. Based on this review, each survey is assigned a conflict minerals status, which categorizes the supplier into groups for internal reporting, supplier education and remediation purposes.
Aggregate supplier survey responses: Under Armour reviews aggregated supplier survey responses and reports key metrics to members of the core team as part of the conflict minerals reporting process.
Review and assess smelter information: Under Armour conducts a review of summary smelter information to determine if the smelter is certified as conformant, active or presents a “red flag” as defined by the OECD Framework. To make the determination of each smelter’s conflict status, Under Armour relies upon information provided by the Responsible Minerals Initiative (“RMI”). RMI conducts a risk-based assessment to certify smelters and refiners worldwide as being conformant or active after confirming specific information including country of origin for 3TGs that the smelter/refiner may purchase for its operations. RMI makes available to the public the list of smelters/refiners that have been certified by RMI as conformant or active.
Step 3: Design and implement a strategy to respond to identified risks:
Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: Under Armour completes the

Responsible Minerals Assurance Process ("RMAP") Downstream Assessment, the RMI and OECD Due Diligence Guidance Expectations for downstream companies annually and provides a summary of the identified risks and gaps to senior management with a recommended action plans to reduce risks and close gaps.
Devise and adopt a risk management plan: Under Armour maintains a risk mitigation strategy with the goal of systematically reducing the extent of exposure to Conflict Minerals risks and the likelihood of their occurrence and monitors its execution. For the infrequent addition of new suppliers, Under Armour requires suppliers to acknowledge the annual requirement conflict minerals reporting requirements.
Implement the risk management plan, monitor and track performance of risk mitigation, and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Year over year Under Armour has matured its risk mitigation through continued narrowing of their approved suppliers who are consistently compliant with Under Armour’s annual reporting requirement and who consistently report primarily conformant smelters. In addition, Under Armour continues to integrate its policies and procedures in a systematic and deliberate manner and has the capability to routinely obtain, maintain, and retrieve the key data required to demonstrate reasonable efforts for compliance for both regulatory requirements and customer inquiries.
Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Under Armour’s redeveloped risk management plan will include additional fact finding and risk assessments for any identified risks or and changes in circumstances as part of Under Armour's annual review of its conflict minerals compliance program.
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:
Based on its position in the supply chain, which is typically several tiers removed from the smelter or refiner and mineral origin of products, Under Armour is not positioned to conduct audits of smelter/refiner’s due diligence practices directly and will continue to rely upon organizations such as the RMI for information on conformant smelters.
Step 5: Report annually on supply chain due diligence:
Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Annually, Under Armour summarizes, reviews, and approves compliance results and completes the Form Specialized Disclosure and the Conflict Minerals Report and timely files this report with the Securities and Exchange Commission.
For 2023, the due diligence procedures described above resulted in the following assertions:
Under Armour is unable to determine and to describe all the facilities used to process those conflict minerals necessary to the functionality or production of its products.
Certain suppliers responding to Under Armour’s inquiries indicated in their responses that the information provided was at a company or divisional level and either did not include a list of smelters or Under Armour was not able to confirm that the smelters identified by such suppliers processed 3TG contained in Under Armour product. Therefore, Under Armour was unable to determine their country of origin.
Consistent with the OECD Framework for downstream companies, Under Armour’s efforts to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity encompassed the due diligence measures described above. This included a review of whether the smelters reported to be in the supply chain of Under Armour’s direct suppliers were verified as conformant with the RMAP assessment protocols. The results of these due diligence measures were not conclusive.
Reasonable Country of Origin Inquiry Results
Based on the processes described above, Under Armour achieved a 100% response rate for its 2023 due diligence process, highlighting the Company’s continuing commitment to a conflict minerals program and due diligence process. The results were as followed:
Under Armour received the following results from its Reasonable Country of Origin Inquiry:

Initial Assessment and Survey:

Suppliers identified as known or likely to contain Conflict Minerals: 16
Suppliers surveyed: 16
Responses received: 16
Based on the process described above, Under Armour received responses from 16 direct material suppliers, representing 100% of the suppliers surveyed that were used in its 2023 manufactured goods.
Based on the information provided by Under Armour’s suppliers utilized between January 1, 2023 and December 31, 2023, Under Armour believes that the facilities that may have been used to process 3TG’s in Under Armour’s in-scope product include the smelters and refiners noted below:

Smelters*	Gold	Tin	Tungsten	Tantalum
Number of Smelters	12	19	0	0
Number of Smelters and Refiners listed as "Conformant" by the RMI	100%	95%	n/a	n/a
*The supplier responses included Conformant, Known, Active and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Conformant, Active and Known smelters are included.
Under Armour believes that the facilities that may have been used to process 3TG’s in Under Armour’s products include the smelters and refiners listed in Appendix I below. The supplier responses included Conformant, Active, Known and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Conformant, Active and Known smelters have been included in Appendix I.
“Conformant” identifies all smelters or refiners that are compliant with the RMAP assessment protocols. Smelters and refiners with a “re-audit in progress” are still considered to be RMAP conformant. “Active” means that the smelter or refiner participants in the RMAP and have committed to undergo an audit or are participating in one of the cross-recognized certification programs. Smelters and refiners are identified as Active in the RMAP once they submit a signed Agreement for the Exchange of Confidential Information, Auditee Agreement, and have submitted a due diligence checklist. A smelter or refiner is listed as “Known” if it was previously part of the RMAP process that are no longer certified as Conformant and not identified as Active. Conformant and Active smelters accounted for 97% of the smelters reported. The status information reflected in the table below is current as of May 21, 2024.

Due to Under Armour’s position in the supply chain, which is discussed earlier in this Conflict Minerals Report, Under Armour relies on its suppliers for accurate smelter or refiner information and its RCOI and due diligence measures do not provide certainty regarding the source and chain of custody of the necessary 3TG minerals contained in its in-scope products. In addition, the compliance status reflected in the table is based solely on information made publicly available by RMI, without independent verification by Under Armour.

APPENDIX I – Update Smelters

Metal	Smelter ID	Smelter Look-up	Smelter Country	Status
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	CID000855	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	CID001153	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	CID001512	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	CID001736	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Gold	CID001916	Shandong Gold Smelting Co., Ltd.	CHINA	Conformant
Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Gold	CID002243	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant
Tin	CID000468	Fenix Metals	POLAND	Conformant
Tin	CID001070	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CID001182	Minsur	PERU	Conformant
Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	CID001428	PT Bukit Timah	INDONESIA	Conformant
Tin	CID001458	PT Prima Timah Utama	INDONESIA	Conformant
Tin	CID001460	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	CID001490	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	CID001898	Thaisarco	THAILAND	Conformant
Tin	CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Known
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Conformant
Tin	CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	CID002570	CV Ayi Jaya	INDONESIA	Conformant
Tin	CID002773	Aurubis Beerse	BELGIUM	Conformant
Tin	CID002816	PT Sukses Inti Makmur (SIM)	INDONESIA	Conformant
Tin	CID002835	PT Menara Cipta Mulia	INDONESIA	Conformant